FOR FURTHER INFORMATION:
Scott J. Gish
Vice President
Corporate Communications
(203)775-9000
Press Release	sgish@photronics.com

FOR IMMEDIATE RELEASE
     May 19, 2009

PHOTRONICS REPORTS SECOND QUARTER RESULTS

     BROOKFIELD, Connecticut May 19, 2009 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported fiscal 2009 second quarter results for the period ended May 3, 2009.

     Sales for the second quarter were $83.2 million, down 24.6%, compared to $110.3 million for the second quarter of fiscal year 2008. Sales of semiconductor photomasks accounted for $63.8 million, or 76.6% of revenues during the second quarter of fiscal 2009, and sales of flat panel display (FPD) photomasks accounted for $19.4 million, or 23.4% of revenues.

     Net loss for the second quarter of fiscal year 2009 was $10.1 million, or $0.24 per share, compared to a net loss of $2.1 million, or $0.05 per share, for the second quarter of fiscal 2008. Net loss for the second quarter of fiscal 2009 included after tax charges of approximately $1.4 million in connection with the Company’s previously disclosed restructuring of its operations in Manchester, United Kingdom. On a non-GAAP basis, excluding the effect of the aforementioned charges, the Company’s adjusted net loss for the second quarter of fiscal year 2009 was $8.7 million, or $0.21 per share.

     Sales for the first six months of 2009 were $171.3 million, down 19.8% from the $213.5 million for the first half of fiscal 2008. Net loss for the first six months of fiscal 2009 amounted to $20.3 million, or $0.49 per share, compared to the prior year’s first six months net loss of $5.4 million, or $0.13 per share. Net loss for the first six months of 2009 included after tax charges of approximately $2.6 million in connection with the restructuring in Manchester discussed above. On a non-GAAP basis, excluding the effect of the aforementioned charges, the Company's adjusted net loss for the first six months of 2009 was $17.7 million, or $0.42 per share.

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PHOTRONICS REPORTS SECOND QUARTER RESULTS	PAGE TWO

     Constantine (“Deno”) Macricostas, Photronics’ chairman and chief executive officer commented, “Our second quarter results were in line with expectations and market conditions. We were pleased, despite this difficult environment, to demonstrate improved sequential gross margin performance as a result of our continued efforts to reduce our operating expenses. We will maintain our intense focus on cost control, advanced technology customer qualifications and market share gains in anticipation of an improving market environment in the second half of calendar year 2009.”

     A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, May 20, 2009. The live dial-in number is (719) 325-4779. The call can also be accessed by logging onto Photronics’ web site at www.photronics.com.

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.

07-2009